Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-4 of our report dated December 9, 2024, with respect to our audits of the consolidated financial statements of Zhong Guo Liang Tou Group Limited and its subsidiaries as of December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ CT International LLP

San Francisco, CA

December 18, 2024